Ex-23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Emeritus Corporation

We consent to the incorporation by reference in the registration statements (Nos. 333-145862, 333-138414, 333-126106, 333-60323, 333-05965 and 333-70580) on Form S-8 and (Nos. 333-148400, 333-141801 and 333-20805) on Form S-3 of Emeritus Corporation of our reports dated March 17, 2008, with respect to the consolidated balance sheets of Emeritus Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Emeritus Corporation.

Our report dated March 17, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of Emeritus Corporation’s internal control over financial reporting as of December 31, 2007, Summerville Senior Living, Inc.’s internal control over financial reporting. Our audit of internal control over financial reporting of Emeritus Corporation also excluded an evaluation of the internal control over financial reporting of Summerville Senior Living, Inc.

Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.

/s/ KPMG LLP

(signed) KPMG LLP

Seattle, Washington

March 17, 2008